UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

Introduction

On April 28, 2011, RadioShack Corporation (the “Company”) and certain of its direct and indirect subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as the representatives of the initial purchasers named therein (the “Initial Purchasers”). The Purchase Agreement relates to the Company’s issuance and sale of $325 million in aggregate principal amount of the Company’s 6.750% Senior Notes due 2019 (the “Notes”).

On May 3, 2011, the issuance and sale of $325 million in aggregate principal amount of the Notes to the Initial Purchasers was completed. The Company estimates that the net proceeds from the offering is approximately $315.8 million, after deducting Initial Purchasers’ discounts and commissions and estimated expenses.

Indenture

The Notes were issued pursuant to an indenture, dated as of May 3, 2011 (the “Indenture”), among the Company, the Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes are guaranteed by the Guarantors. The Notes bear interest at a rate of 6.750% per annum, payable semiannually in arrears in cash on May 15 and November 15 of each year, commencing on November 15, 2011. The Notes mature on May 15, 2019. The Notes are senior unsecured obligations of the Company.

A copy of the Indenture and form of note are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference. The description of the Indenture and the form of note in this report are only summaries and are qualified in their entirety by the terms of the Indenture and the form of note.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company and the Guarantors entered into a registration rights agreement dated as of May 3, 2011 (the “Registration Rights Agreement”) with the Initial Purchasers. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) so that holders of the Notes can exchange the Notes for registered notes that have substantially identical terms as the Notes. In addition, the Company and the Guarantors have agreed to exchange the guarantees related to the Notes for registered guarantees having substantially the same terms as the original guarantees. The Company and the Guarantors are required to pay additional interest on the Notes if they fail to comply with their obligations to register the Notes in accordance with the Registration Rights Agreement.

A copy of the Registration Rights Agreement is filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Registration Rights Agreement in this report is only a summary and is qualified in its entirety by the terms of the Registration Rights Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 3, 2011, the Company, the Guarantors, and the Trustee entered into the Indenture, and the Company issued $325 million in aggregate principal amount of Notes to the Initial Purchasers. Additional information pertaining to the Indenture and the Notes is contained in Item 1.01 – Indenture and Exhibits 4.1 and 4.2.

Item 8.01. Other Events.

In a press release issued on May 3, 2011, the Company announced that it had completed the issuance of $325 million aggregate principal amount of its 6.750% senior notes due 2019 in a private placement. The Notes will pay interest semi-annually at a rate of 6.750% per annum and are unsecured obligations of the Company.

A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

4.1	Indenture, dated as of May 3, 2011, by and among the Company, the Guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of Senior Notes due 2019 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of May 3, 2011, by and among the Company, the Guarantors named therein, and the Initial Purchasers.

99.1	Press Release, dated May 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: May 3, 2011	/s/ James F. Gooch
James F. Gooch
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of May 3, 2011, by and among the Company, the Guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of Senior Notes due 2019 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of May 3, 2011, by and among the Company, the Guarantors named therein, and the Initial Purchasers.

99.1	Press Release, dated May 3, 2011.